     As filed with the Securities and Exchange Commission on June 19, 2001
                                                      REGISTRATION NO. 333-52696
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ________________

                        POST EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ________________

                                 MEDAREX, INC.
            (Exact name of registrant as specified in its charter)

                               ________________
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
          New Jersey                                 2836                                   22-2822175
 (State or other jurisdiction         (Primary standard industrial classification)       (I.R.S. Employer
of incorporation  or organization)                code number)                                 Number)

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                              __________________
                                 Medarex, Inc.
                              707 State Road #206
                             Princeton, NJ  08540
                                (609) 430-2880

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Donald L. Drakeman
                                 President and
                            Chief Executive Officer
                                 Medarex, Inc.
                              707 State Road #206
                             Princeton, NJ  08540
                                (609) 430-2880

                              ___________________

                                  COPIES TO:
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

    W. Bradford Middlekauff, Esq.          Satterlee Stephens Burke & Burke LLP
  Senior Vice President,                         Dwight A. Kinsey, Esq.
Secretary and General Counsel                        230 Park Avenue
           Medarex, Inc.                            New York, NY 10169
        707 State Road #206                          (609) 430-2880
        Princeton, NJ  08540
         (212) 818-9200


                              ___________________

       Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement, as determined by the Registrant.

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

                           ________________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] File No. 333-52696

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               EXPLANATORY NOTE

     This Post Effective Amendment No. 1 to Registration Statement is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely to add exhibits to Registration Statement on Form S-3 (File No. 333-52696) filed by Medarex, Inc. on December 22, 2000. No other changes to said Registration Statement have been effected by this Post Effective Amendment No. 1.

Item 16.  Exhibits and Financial Statement Schedules

     (a) Exhibits

     The following exhibits are filed as part of this Registration Statement:

         *1.1  Form of Underwriting Agreement Basic Terms.
       /1/3.1 Restated Certificate of Incorporation of the Registrant, as amended.
       /1/3.2  Amended and Restated By-laws of the Registrant.
       /2/4.1  Form of Specimen of Common Stock Certificate.
         *4.2  Form of Senior Indenture.
          4.3  Form of Subordinated Indenture.
         *4.4  Form of Warrant.
         *4.5  Form of Certificate of Designation with respect to Preferred
               Stock.
         *5.1 Opinion of Satterlee Stephens Burke & Burke LLP re: legality of securities being registered.
         12.1  Statement of Computation of Ratio of Earnings to Fixed Charges.
         23.1  Consent of Ernst & Young LLP.
        *23.2 Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1).
       **24.1 Power of Attorney (included in the signature page to the Registration Statement).
         25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended of the Trustee on Form T-1.

____________________
     1      Incorporated by reference to the identically numbered exhibit to the
Registrant's Current Report on Form 8-K filed on May 25, 2001.

     2      Incorporated by reference to the identically numbered exhibit to the
Registrant's Registration Statement on Form S-1 (File No. 33-39956) filed on
 April 12, 1991.

     *      To be filed by amendment or as an exhibit to a report pursuant to
Section 13(a), 13(c) or 15(d) of the Exchange Act.

     **     Previously filed.

(b)  Financial Statement Schedules

        All schedules are omitted because of the absence of the conditions under which they are required, or because the information called for is included in the financial statements or notes thereto.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Princeton, State of New Jersey, on this 19th day of June 2001.

                                              MEDAREX, INC.

                                              By: /s/ Irwin Lerner *
                                                  ------------------------------
                                                  Irwin Lerner
                                                  Chairman of the Board

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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
                 Signature                                        Title                                          Date
                 ---------                                        -----                                          ----

/s/ Irwin Lerner*                                    Chairman of the Board                                   June 19, 2001
------------------------------------------
Irwin Lerner

 /s/ Donald L. Drakeman                              President, Chief Executive Officer and                  June 19, 2001
------------------------------------------           Director (Principal Executive Officer)
Donald L. Drakeman

 /s/ Michael A. Appelbaum*                           Executive Vice President and Director                   June 19, 2001
------------------------------------------
Michael A. Appelbaum

 /s/ Christian  Schade*                              Senior Vice President, Treasurer and Chief              June 19, 2001
------------------------------------------           Financial Officer (Principal Financial and
Christian Schade                                     Accounting Officer)

 /s/ Michael W. Fanger*                              Director                                                June 19, 2001
------------------------------------------
Michael W. Fanger

 /s/ Julius A. Vida*                                 Director                                                June 19, 2001
------------------------------------------
Julius A. Vida

 /s/ Charles R. Schaller*                            Director                                                June 19, 2001
------------------------------------------
Charles R. Schaller

 /s/ W. Leigh Thompson, Jr.*                         Director                                                June 19, 2001
------------------------------------------
W. Leigh Thompson, Jr.

 /s/ Fred Craves*                                    Director                                                June 19, 2001
------------------------------------------
Fred Craves

                                                     Director                                                June ___, 2001
------------------------------------------
Ronald J. Saldarini
-------------------

*By:  /s/ Donald L. Drakeman
      ------------------------------------
      Donald L. Drakeman, as attorney-in-
      fact pursuant to Power of Attorney
      previously filed.

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

                               INDEX TO EXHIBITS


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
         *1.1  Form of Underwriting Agreement Basic Terms.
       /1/3.1  Restated Certificate of Incorporation of the Registrant, as
                amended.
       /1/3.2  Amended and Restated By-laws of the Registrant.
       /2/4.1  Form of Specimen of Common Stock Certificate.
         *4.2  Form of Senior Indenture.
          4.3  Form of Subordinated Indenture.
         *4.4  Form of Warrant.
         *4.5  Form of Certificate of Designation with respect to Preferred
               Stock.
         *5.1  Opinion of Satterlee Stephens Burke & Burke LLP re:  legality of securities being registered.
         12.1  Statement of Computation of Ratio of Earnings to Fixed Charges.
         23.1  Consent of Ernst & Young LLP.
        *23.2  Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1).
       **24.1  Power of Attorney (included in the signature page to the
               Registration Statement).
         25.1  Statement of Eligibility under the Trust Indenture Act of 1939, as amended of the Trustee on Form T-1.
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____________________
     1   Incorporated by reference to the identically numbered exhibit to the
Registrant's Current Report on Form 8-K filed on May 25, 2001.

     2   Incorporated by reference to the identically numbered exhibit to the
Registrant's Registration Statement on Form S-1 (File No. 33-39956) filed on April 12, 1991.

     *   To be filed by amendment or as an exhibit to a report pursuant to
Section 13(a), 13(c) or 15(d) of the Exchange Act.

     **  Previously filed.